Putnam Equity Income Fund
November 30, 2008 Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended November 30, 2008, Putnam Management has assumed $4,895 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1	Class A	48,785
      Class B	3,379
      Class C   820

72DD2	Class M	583
          Class R   132
          Class Y   5,666

73A1		Class A	0.282
      Class B	0.156
      Class C   0.160

73A2		Class M	0.202
          Class R   0.246
          Class Y   0.321

74U1 	Class A	163,379
      Class B	15,636
      Class C   4,316

74U2 	Class M	2,298
          Class R   677
          Class Y   16,076

74V1		Class A	10.59
      Class B	10.48
      Class C   10.51

74V2		Class M	10.49
          Class R   10.54
          Class Y   10.59

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.